UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Virginia Commerce Bancorp, Inc.

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VIRGINIA COMMERCE BANCORP, INC.

5350 Lee Highway

Arlington, Virginia 22207

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held April 27, 2011

To the Stockholders:

The Annual Meeting of Stockholders of Virginia Commerce Bancorp, Inc. (the “Company”) will be held at:

The Washington Golf and Country Club

3017 North Glebe Road

Arlington, Virginia 22207

on April 27, 2011, at 4:00 p.m. for the following purposes:

(1)	To elect as directors the nine (9) nominees named in the enclosed proxy statement to serve until their successors are duly elected and qualified;

(2)	To vote on a non-binding advisory resolution approving the compensation of our executive officers;

(3)	To ratify the appointment of Yount, Hyde & Barbour, P.C. as the Company’s independent registered public accountant for the fiscal year ending December 31, 2011; and

(4)	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Stockholders of record as of the close of business on March 10, 2011, are entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.

By Order of the Board of Directors

/s/ Kenneth R. Lehman
Kenneth R. Lehman
Secretary

March 16, 2011

Please sign, date and return your proxy promptly, whether or not you plan to attend the meeting in person. No postage is required if mailed in the United States in the enclosed envelope. If you attend the meeting, you may, if you desire, revoke your proxy and vote in person.

VIRGINIA COMMERCE BANCORP, INC.

5350 Lee Highway

Arlington, Virginia 22207

ANNUAL MEETING OF STOCKHOLDERS

Proxy Statement

INTRODUCTION

This proxy statement is being sent to stockholders of Virginia Commerce Bancorp, Inc., a Virginia corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held at 4:00 p.m. on April 27, 2011, and at any adjournment or postponement of the meeting. The purposes of the meeting are:

(1)	electing as directors the nine (9) nominees named in this proxy statement to serve until their successors are duly elected and qualified;

(2)	voting on a non-binding advisory resolution approving the compensation of our executive officers;

(3)	ratifying the appointment of Yount, Hyde & Barbour, P.C. (“Yount, Hyde & Barbour”) as the Company’s independent registered public accountant for the fiscal year ending December 31, 2011; and

(4)	transacting such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

The meeting will be held at:

The Washington Golf and Country Club

3017 North Glebe Road

Arlington, Virginia 22207

This proxy statement and proxy card are being sent to stockholders of the Company on or about March 24, 2011. A copy of our Annual Report on Form 10-K for the year ended December 31, 2010, which includes our audited financial statements, also accompanies this proxy statement.

To obtain directions to attend the meeting and vote in person, please contact Lynda Cornell at (703) 534-0700.

VOTING RIGHTS AND PROXIES

Voting Rights

Only stockholders of record at the close of business on March 10, 2011, will be entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting. On that date, there were 29,087,989 shares of our common stock, par value $1.00 per share, outstanding. At March 10, 2011, the outstanding common stock was held by approximately an aggregate of 2,500 beneficial stockholders, including 507 stockholders of record. The common stock is the Company’s only class of stock with general voting rights of which shares are outstanding. Each share of common stock is entitled to one vote on all matters submitted to a vote of the stockholders. Stockholders do not have the right to cumulate votes in the election of directors. The presence at the meeting, in person or by proxy, of not less than a majority of the total number of outstanding shares of common stock is necessary to constitute a quorum.

Proxies

Properly executed proxies which are received by the Company in time to be voted at the meeting will be voted as specified by the stockholder giving the proxy. In the absence of specific instructions, proxies received will be voted FOR the election of the nine (9) nominees for election as directors in Proposal 1, FOR the non-binding advisory resolution approving the compensation of our executive officers in Proposal 2, and FOR ratification of the appointment of Yount, Hyde & Barbour as the Company’s independent registered public accountant in Proposal 3. Management does not know of any matters other than those described in this proxy statement that will be brought before the meeting. If other matters are properly brought before the meeting, the persons named in the proxy intend to vote the shares to which the proxies relate in accordance with their best judgment.

The judges of election appointed by the Board of Directors for the meeting will determine the presence of a quorum and will tabulate the votes cast at the meeting. Abstentions and votes withheld (including broker non-votes discussed below) will be treated as present for purposes of determining a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the vote of stockholders.

Applicable rules determine whether proposals presented at stockholder meetings are routine or non-routine. If a proposal is routine, a broker or other entity holding shares for an owner in street name generally may vote on the proposal without receiving voting instructions from the owner. If a proposal is non-routine, the broker or other entity generally may vote on the proposal only if the owner has provided voting instructions. A “broker non-vote” occurs when a broker or other entity returns a signed proxy card but does not vote shares on a particular proposal because the proposal is not a routine matter and the broker or other entity has not received voting instructions from the beneficial owner of the shares. The ratification of Yount, Hyde & Barbour as the Company’s independent registered public accountant for the fiscal year ending December 31, 2011 is considered a routine matter, while the election of directors and the non-binding advisory vote on executive compensation are considered to be non-routine matters.

With regard to the election of directors, votes may be cast in favor or withheld. If a quorum is present, the nominees receiving the greatest number of affirmative votes cast in the election of directors, even though less than a majority, will be elected directors. Therefore, votes withheld and broker non-votes will have no effect.

Approval of any other matter (including the non-binding advisory vote on executive compensation and the ratification of the Company’s independent registered public accountant) requires an affirmative vote of a majority of the votes cast on the matter. Therefore, abstentions and broker non-votes will have no effect.

It is important that you vote. If your shares are held in street name, except for the ratification of the Company’s independent registered public accountant, your bank or broker may not vote your shares unless you provide them with voting instructions.

Please sign, date, mark and promptly return the enclosed proxy in the postage-paid envelope provided for this purpose in order to assure that your shares are voted. You may revoke your proxy at any time before it is voted at the meeting:

•	by submitting a later proxy with respect to the same shares; or

•	by sending written notice to Peter A. Converse, President and Chief Executive Officer of the Company, at the address noted above, at any time prior to the proxy being voted; or

•	by voting in person at the meeting.

Attendance at the meeting will not, in itself, revoke a proxy. If your shares are held in the name of your bank or broker, you will need additional documentation to vote in person at the meeting. Please see the voting form provided by your bank or broker for additional information regarding the voting of your shares.

Many stockholders whose shares are held in an account at a brokerage firm or bank will have the option to submit their proxies or voting instructions electronically through the Internet or by telephone. Such stockholders should check the voting form or instructions provided by their bank or broker to see which options are available. Stockholders submitting proxies or voting instructions electronically should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that would be borne by the stockholder. To revoke a proxy previously submitted electronically, a stockholder may simply submit a new proxy at a later date before the taking of the vote at the meeting, in which case, the later submitted proxy will be recorded and the earlier proxy will be revoked.

The enclosed proxy is being solicited on behalf of the Board of Directors of the Company. The cost of this proxy solicitation is being borne by the Company. In addition to the use of the mail, proxies may be solicited personally or by telephone, by officers, regular employees or directors of the Company, who will not be compensated for any such services. Brokerage firms, fiduciaries and other custodians who forward soliciting material to the beneficial owners of shares of common stock held of record by them will be reimbursed for their reasonable expenses incurred in forwarding such material. The Company has not retained a professional proxy solicitor or other firm to assist it, for compensation, with the solicitation of proxies, although it may do so if deemed appropriate. Any proxy solicitor would be paid customary fees and expenses.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on April 27, 2011. This Proxy Statement, Notice of Annual Meeting of Stockholders, form of proxy and our Annual Report on Form 10-K for the year ended December 31, 2010, are also available online at: http://www.snl.com/Irweblinkx/docs.aspx?iid=4053565.

VOTING SECURITIES AND PRINCIPAL HOLDERS

Securities Ownership of Directors and Officers

The following table sets forth certain information as of March 10, 2011, concerning the number and percentage of shares of the Company’s common stock beneficially owned by each director, nominee for director and executive officer named in the Summary Compensation Table in this proxy statement and by its directors and all executive officers as a group. In addition, the table includes information with respect to persons known to the Company who own or may be deemed to own more than five percent of the Company’s common stock as of March 10, 2011. Except as otherwise indicated, all shares are owned directly, the named person possesses sole voting and sole investment power with respect to all such shares, and none of such shares are pledged as security. The Company knows of no other person or persons, other than street name nominee owners, who, beneficially or of record, own in excess of five percent of the Company’s common stock. Further, the Company is not aware of any arrangement which at a subsequent date may result in a change of control of the Company.

Directors and Nominees for Director:	Number of Shares Beneficially Owned		Percentage of Class Beneficially Owned(1)

Leonard Adler, Director	1,003,693	(2)	3.42%

Michael G. Anzilotti, Director	127,454	(3)	0.44%

Thomas A. Burdette, Director	25,900		0.09%

Peter A. Converse, Director, President and Chief Executive Officer of the Company, President and Chief Executive Officer of the Bank	1,110,228	(4)	3.79%

W. Douglas Fisher, Chairman of the Board of Directors	752,545	(5)	2.58%

David M. Guernsey, Vice Chairman of the Board of Directors	385,889	(6)	1.32%

Kenneth R. Lehman, Director and Secretary	108,575	(7)	0.37%

Norris E. Mitchell, Director 8560 Georgetown Pike McLean, Virginia 22102	1,714,251	(8)	5.77%

Todd A. Stottlemyer, Director	12,566	(9)	0.04%

Arthur L. Walters, Vice Chairman of the Board of Directors 4141 N. Henderson Road Arlington, Virginia 22203	2,424,790	(10)	8.26%

Named Executive Officers Who Are Not Directors: (11)

Richard B. Anderson, Jr., Executive Vice President, CLO	244,002	(12)	0.84%

Patricia M. Ostrander, Executive Vice President, CAO	58,213	(13)	0.18%

Steven A. Reeder, Executive Vice President, CDO	33,717	(14)	0.12%

All directors and executive officers as a group (15 persons)	8,003,423	(15)	25.84%

Other 5% Stockholders

C.S. McKee, L.P. One Gateway Center, 8th Floor Pittsburgh, Pennsylvania 15222	2,120,474	(16)	7.29%

(1)

Based on 29,087,989 shares outstanding as of March 10, 2011, except with respect to individuals holding options or warrants to acquire common stock exercisable within sixty days of March 10, 2011 (presently exercisable options and warrants), in which event this column represents the percentage of shares issued and outstanding as of March 10, 2011, plus the number of such options and warrants held by such person, and in the case of all directors and the executive officers as a group, represents the percentage of shares outstanding as of March 10, 2011, plus the number of such options and warrants held by all such persons as a group. Certain shares beneficially owned by the Company’s directors and executive officers may be held in accounts with third party firms, where such shares may from time to time be subject to a security interest for margin credit provided in accordance with such firm’s policies.

(2)

Includes presently exercisable options and warrants to acquire 262,681 shares of common stock, 198,133 shares held by Adler NN, LLC, over which shares Mr. Adler has sole voting power, and 1,366 shares of restricted stock over which Mr. Adler has sole voting power but which cannot be transferred prior to vesting.

(3)

Includes presently exercisable options and warrants to acquire 86,007 shares of common stock, 13,444 shares held jointly by Mr. Anzilotti and his wife, over which they share voting and investment power, and 2,818 shares of restricted stock over which Mr. Anzilotti has sole voting power but which cannot be transferred prior to vesting.

(4)

Includes presently exercisable options and warrants to acquire 217,287 shares of common stock, and 10,845 shares of restricted stock over which Mr. Converse has sole voting power but which cannot be transferred prior to vesting. Mr. Converse has pledged 611,044 shares of common stock as collateral.

(5)

Includes presently exercisable options and warrants to acquire 101,112 shares of common stock, and 1,366 shares of restricted stock over which Mr. Fisher has sole voting power but which cannot be transferred prior to vesting. Mr. Fisher has pledged 50,000 shares of common stock as collateral.

(6)

Includes presently exercisable options and warrants to acquire 131,112 shares of common stock, 10,265 shares held by Guernsey Office Products, Inc., of which Mr. Guernsey is Chief Executive Officer and principal shareowner and over which shares Mr. Guernsey has sole voting power, and 1,366 shares of restricted stock over which Mr. Guernsey has sole voting power but which cannot be transferred prior to vesting.

(7)

Includes 100,000 shares held jointly by Mr. Lehman and his wife, over which they share voting and investment power, and 1,366 shares of restricted stock over which Mr. Lehman has sole voting power but which cannot be transferred prior to vesting.

(8)

Includes presently exercisable options and warrants to acquire 611,056 shares of common stock, and 1,366 shares of restricted stock over which Mr. Mitchell has sole voting power but which cannot be transferred prior to vesting. Mr. Mitchell’s options and warrants include 600,000 warrants owned by an LLC in which he has a 50% ownership interest. Mr. Mitchell disclaims beneficial ownership of 300,000 warrants attributable to the interests of other members of the LLC. Mr. Mitchell has pledged shares in an amount equal to approximately one percent of the Company’s outstanding common stock as collateral.

(9)	Includes 1,366 shares of restricted stock over which Mr. Stottlemyer has sole voting power but which cannot be transferred prior to vesting.
(10)

Includes presently exercisable options and warrants to acquire 280,330 shares of common stock, 1,617,474 shares held jointly by Mr. Walters and his wife, Lilly D. Walters, over which they share voting and investment power, 384,873 shares held by C.W. Cobb and Associates, of which Mr. Walters is President and over which shares Mr. Walters has sole voting power, and 1,366 shares of restricted stock over which Mr. Walters has sole voting power but which cannot be transferred prior to vesting.

(11)

William K. Beauchesne, our former Chief Financial Officer, passed away on February 22, 2011 after almost 16 years of outstanding service and contributions to the Company and the Bank. He will be greatly missed.

(12)

Includes presently exercisable options and warrants to acquire 119,055 shares of common stock and 51,435 shares held jointly by Mr. Anderson and his wife, over which they share voting and investment power. Mr. Anderson has pledged 25,000 shares of common stock as collateral.

(13)	Includes 45,032 presently exercisable options held by Ms. Ostrander.
(14)	Includes presently exercisable options to acquire 32,100 shares of common stock and 1,000 shares held jointly by Mr. Reeder and his wife, over which they share voting and investment power.
(15)

Includes presently exercisable options and warrants to acquire 1,887,272 shares of common stock. Includes 100 shares and 1,500 presently exercisable options held by Dennis M. Coombe, Executive Vice President – Chief Credit Officer.

(16)

According to Schedule 13G filed with the Securities and Exchange Commission on February 9, 2010, the entity is the beneficial owner of 2,120,474 shares of common stock. According to the same Schedule 13G, the entity has sole voting power over 2,092,974 shares, no voting power over 27,500 shares and sole investment power over all 2,120,474 shares.

PROPOSAL 1 - ELECTION OF DIRECTORS

After 22 years of distinguished service, Robert H. L’Hommedieu retired from the Company’s and Bank’s Boards effective December 31, 2010. In recognition of his long service and valuable contributions to the Company and Bank, Mr. L’Hommedieu has been designated a Director Emeritus by both Boards.

After 23 years of distinguished service, Arthur L. Walters, age 92, has reached the mandatory retirement age for the Company’s and Bank’s Boards and is, therefore, not eligible for reelection and will retire effective as of the Annual Meeting. Mr. Walters has served as a director since 1993. In recognition of his long service and valuable contributions to the Company and Bank, the Company and Bank Boards intend to designate Mr. Walters a Director Emeritus following the Annual Meeting. Mr. Walters is the President and Owner of TransAmerican Bankshares and various affiliates. Mr. Walters is also the President of C.W. Cobb and Associates, Inc., a national mortgage banking firm, as well as the co-owner of various real estate development and management companies.

In connection with Mr. Walter’s retirement, both Boards have approved a change in the size of the Board to nine (9) members, effective as of the Annual Meeting.

Nine (9) directors will be elected at the meeting for a one-year period until the 2012 Annual Meeting of Stockholders and until their successors have been elected and qualified. Unless authority is withheld, all proxies received in response to this solicitation will be voted for the election of the nominees listed below. Each nominee has indicated a willingness to serve if elected. However, if any nominee becomes unable to serve, the proxies received in response to this solicitation will be voted for a replacement nominee selected by the independent directors. Each of the nominees for election as director currently serves as a director. The Board of Directors has determined that each director who served during 2010 and each current director other than Mr. Converse and Mr. Anzilotti is an “independent director” as that term is defined in Listing Rule 5605(a)(2) of The NASDAQ Stock Market (the “NASDAQ”). In making this determination, the Board of Directors was aware of and considered the loan and deposit relationships with directors and their related interests which the Company enters into in the ordinary course of its business and the arrangements which are disclosed under “Transactions with Management and Related Parties” in this proxy statement.

Vote Required

Directors are elected based on a plurality of the votes, which means that the nine (9) nominees receiving the most votes cast will be elected as directors.

The Board of Directors recommends that stockholders vote FOR each of the nominees listed below for election to the Board of Directors.

Director Qualifications

The following paragraphs provide information as of the date of this proxy statement about each nominee. The information presented includes information each director has given us about his age, all positions he holds, his principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he currently serves as a director or has served as a director during the past five years. References to service as a director of the Company prior to 1999 refer to the year the individual joined the Board of Directors of the Bank, before the Bank’s reorganization into a holding company structure. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he should serve as director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and our Board.

Nominees for Election as Directors

LEONARD ADLER, 75, Director since 1998

Mr. Adler is Chairman of the Board for Adler Financial Group (real estate and investments). Mr. Adler was principal owner of Total Crafts. Mr. Adler has served on the Virginia Commerce Bancorp, Inc. Board since 1988. We believe Mr. Adler’s principal qualifications to serve as a director include his extensive experience in real estate, acquisition, development and management.

MICHAEL G. ANZILOTTI, 61, Director since 2004

Mr. Anzilotti served as President of the Company from 2004 until his retirement on July 1, 2010. Prior to that, Mr. Anzilotti was the President and CEO of First Virginia Bank from 1995 to 2003. Mr. Anzilotti has served and chaired numerous boards over the years, including the Virginia State Chamber of Commerce. Mr. Anzilotti has served on the Virginia Commerce Bancorp, Inc. Board since 2004. We believe his qualifications to serve as a director stem from his extensive business experience including over 39 years of bank management.

THOMAS E. BURDETTE, 60, Director since January 2011

Mr. Burdette is a licensed certified public accountant and investment advisor. Mr. Burdette is the founder and president of The Burdette Smith Group, P.C., a firm providing certified public accounting and management consulting services since 1978. Mr. Burdette previously served as a director and chairman of the audit committee for a Northern Virginia bank and is active in several local civic organizations. Mr. Burdette was appointed as a director in January 2011 upon recommendation by several members of the Board, including management and non-management directors, and currently serves as the Chairman of the Audit Committee. We believe his qualifications to serve as a director stem from his extensive accounting and investing advisor experience.

PETER A. CONVERSE, 60, President and Chief Executive Officer of the Company and the Bank; Director since 1994

Mr. Converse joined the Bank in 1994. Prior to that, Mr. Converse was the Senior Vice President/Chief Lending Officer for Federal Capital Bank from March 1992 to December 1993; Senior Vice President of Bank of Maryland from October 1990 to March 1992 and Executive Vice President/Chief Lending Officer, Century National Bank from May 1986 to July 1990. Mr. Converse has served on the Virginia Commerce Bancorp, Inc. Board since 1994. We believe his qualifications to serve as a director stem from his extensive banking experience of over 37 years.

W. DOUGLAS FISHER, 73, Chairman of the Board of Directors; Director since 1988

Mr. Fisher was a co-founder and Vice President of AZTECH Corporation, a local computer software and systems company specializing in technology for membership associations nationwide, from 1969 to 1990 and 1992 to 1997. Mr. Fisher was Vice President of Executive Systems, Inc., a software and systems company, from 1990 to 1992. He retired in 1997. He served on the Arlington Bank Board of Advisors from 1980 to 1986. He also served for 12 years on the board of the non-profit organization, American Running Association. Mr. Fisher has been a director of Virginia Commerce Bancorp, Inc. for 23 years and was a founding director of the Bank in 1988. He has served as Chairman since 1999. Prior to that he served as the Bank’s Vice Chairman and Chairman of the Audit Committee. We believe his qualifications to serve as a director stem from his extensive business experience in technology, banking, and finance and his service over the years on our Board.

DAVID M. GUERNSEY, 63, Vice Chairman of the Board of Directors; Director since 1988

Mr. Guernsey is founder and CEO of Guernsey Office Products, Inc., one of the largest independent office products dealers in the United States. Additionally, Mr. Guernsey serves on the board of Comstock Homebuilding Cos. (CHCI), a public company trading on NASDAQ. Mr. Guernsey is on the national board of The National Federation of Small Business (NFIB) serving as Vice-Chairman. NFIB is the nation’s largest member-based small business association. Mr. Guernsey has served on the Virginia Commerce Bancorp, Inc. Board since 1989, currently serving as Vice-Chairman. We believe Mr. Guernsey’s qualifications to serve as a director include his extensive experience with public companies, broad management and market expertise and his success as an entrepreneur.

KENNETH R. LEHMAN, 52, Secretary of the Board of Directors; Director since 2009

Mr. Lehman is a private investor, attorney and banking entrepreneur. Mr. Lehman was an attorney with the Securities and Exchange Commission (“SEC”) from 1988 through 1992, and in 1993 he co-founded a nationally recognized law firm that specializes in securities, mergers and acquisitions, and banking. Mr. Lehman retired from the firm in 2002. Since 2003, he has co-founded three banks and, over the last five years, he has served as a director of several banks and bank holding companies including publicly traded Tower Bancorp, Inc., where he currently serves as a director, and Wayne Savings Bancshares, Inc., where he served as a director from 2003 through 2008. Mr. Lehman has served on the Virginia Commerce Bancorp, Inc. Board since 2009. We believe Mr. Lehman’s qualifications to serve as a director include his experience as an attorney representing private and public financial institutions, his knowledge of banking and securities laws and regulations, his understanding of the banking industry including bank valuations and mergers and acquisitions, and his service as a director of other banking institutions and public companies.

NORRIS E. MITCHELL, 74, Director since 1988

Mr. Mitchell is the co-owner of Gardner Homes Realtors and is an active investor in real estate throughout the state of Virginia. Mr. Mitchell was a founding director and has served on the Board since 1988. We believe Mr. Mitchell’s qualifications to serve as a director include his extensive business and management background relating to real estate, property management and finance.

TODD A. STOTTLEMYER, 47, Director since 2010

Mr. Stottlemyer is the Chief Executive Officer at ITSolutions (Interactive Technology Solutions) since January 2011. Prior to that, Mr. Stottlemyer was Executive Vice President and Chief Corporate Services Officer of Inova Health System from 2009 through December 2010, President and Chief Executive Officer of the National Federation of Independent Business from 2006 through 2009, Chief Executive Officer and Founder of Apogen Technologies, Inc., President of McGuireWoods Consulting, and Executive Vice President/Chief Financial and Administrative Officer of BTG, Inc., an information technology company from 1998 through 2000. Mr. Stottlemyer has served on the Board since 2010. We believe Mr. Stottlemyer’s qualifications to serve as a director include his corporate executive management experience, especially as chief financial officer of a publicly traded company, where he was responsible for investor relations and mergers and acquisitions, and his service as a director of other companies.

Committees, Meetings and Procedures of the Board of Directors

Meetings. The Board of Directors of the Company met twelve (12) times during 2010. All members of the Board of Directors attended at least 75% of the meetings held by the Board of Directors of the Company and by all committees on which such members served during the 2010 fiscal year or any portion thereof.

Board Leadership Structure and Risk Oversight. The Company has separated the positions of Chief Executive Officer and Chairman of the Board as a result of its determination that it is preferable at this time for an independent director to serve as Chairman of the Board. The Chairman of the Board supervises the implementation of the policies adopted or approved by the Board of Directors and presides at all meetings of the Board. As directors continue to have more oversight responsibilities, especially in the area of risk management, the Company believes it is beneficial to have an independent Chairman of the Board whose sole focus is on leading the Board. With guidance from the Chairman of the Board, the Chief Executive Officer is responsible for the day-to-day leadership and performance of the Company. The Company believes this structure provides strong leadership for the Board while positioning the Chief Executive Officer as the leader of the Company. The Company also recognizes, however, that no single leadership model is appropriate at all times and, as a result, the Board periodically reviews its leadership structure to determine whether changes are warranted.

The Company believes that its current leadership structure allows the directors to provide effective oversight of the Company’s risk management function by receiving and approving recommendations prepared by individuals responsible for risk management. The Audit Committee, comprised solely of independent directors, assists the Board in fulfilling its oversight responsibilities by periodically reviewing and making recommendations to the Board regarding the adequacy and effectiveness of the Company’s risk management and related programs and activities. Mr. Fisher, the Chairman of the Board, serves on the Audit Committee and is appropriately positioned to include risk management issues on the agenda for Board meetings as circumstances warrant. As appropriate, the Board members receive recommendations from the chairman of the Audit Committee regarding significant risks or exposures and the steps management has taken to minimize such risk to the Company. In addition, the Audit Committee also regularly communicates with the independent chairman of each Board committee regarding the risks within that committee’s areas of responsibility. The Company believes that this leadership structure promotes effective Board oversight of risk management because, while the Chief Executive Officer is ultimately accountable for the management of the Company’s risks, Board committees, each chaired by an independent director, actively monitor the Company’s risk management program, and are provided with the information necessary to evaluate the specific risks relevant to each committee’s areas of responsibility.

Audit Committee. The Board of Directors has a standing Audit Committee, which is a joint committee of the Company and the Bank. The Audit Committee is responsible for the selection, review and oversight of the Company’s independent auditors, the approval of all audit, review and attest services provided by the independent auditors, the integrity of the Company’s reporting practices, the evaluation of the Company’s risk management and related programs and activities, and the evaluation of the Company’s internal controls and accounting procedures. It also periodically reviews audit reports with the Company’s independent auditors. The Audit Committee is currently comprised of Messrs. Burdette, Fisher, Lehman and Mitchell. The same individuals served on the Audit Committee during 2010 with the exception of Mr. Burdette who recently joined in January 2011 and Mr. L’Hommedieu who served until his retirement effective December 31, 2010. Each of the current members of the Audit Committee is, and each member who served on the Audit Committee in 2010 was, independent as determined under the definition of independence adopted by NASDAQ for audit committee members in Listing Rule 5605(c)(2)(A). The Board of Directors has adopted a written charter for the Audit Committee. A copy of the charter is available on the Company’s website at www.vcbonline.com under “Investor Relations/Corporate Governance”. During the 2010 fiscal year, the Audit Committee met seven (7) times. The Board of Directors has determined that each of Mr. Mitchell and Mr. Burdette is an “audit committee financial expert” as defined under regulations of the SEC.

The Audit Committee is also responsible for the pre-approval of all non-audit services provided by the Company’s independent auditors. Non-audit services are only provided by the Company’s independent auditors to the extent permitted by law. Pre-approval is required unless a “de minimis” exception is met. To qualify for the “de minimis” exception, the aggregate amount of all such non-audit services provided to the Company must constitute not more than five percent of the total amount of revenues paid by the Company to its independent auditors during the fiscal year in which the non-audit services are provided; such services were not recognized by the Company at the time of the engagement to be non-audit services; and the non-audit services are promptly brought to the attention of the committee and approved prior to the completion of the audit by the committee or by one or more members of the committee to whom authority to grant such approval has been delegated by the committee.

Nominations. The Board of Directors does not have a standing Nominating Committee. It is the policy of the Board of Directors that all members of the Board of Directors who are independent within the meaning of NASDAQ Listing Rule 5605(a)(2) participate in the nomination of directors, in order that the broadest viewpoints and perspectives may be brought into the evaluation of sitting directors, the decision whether to seek new directors and the determination and evaluation of potential candidates for nomination as director. The Board of Directors has adopted a written charter addressing the nominations process. A copy of the charter is available on the Company’s website at www.vcbonline.com under “Investor Relations/Corporate Governance”. During the 2010 fiscal year, the independent directors performing the nominating function met one (1) time.

While there are no formal procedures for stockholders to submit recommendations of director candidates, the Board of Directors, or those independent directors performing the nominating function, will consider director candidates recommended by stockholders in writing during such times as the Board of Directors is actively considering adding new directors. Candidates recommended by stockholders will be evaluated based on the same criteria described below. Stockholders desiring to recommend a candidate for consideration should send a letter to the Company’s Secretary and include: (a) a statement that the writer is a stockholder (providing evidence if the person’s shares are held in street name) and is proposing a candidate for consideration; (b) the name and contact information for the candidate; (c) a statement of the candidate’s business and educational experience; (d) information regarding the candidate’s qualifications to be director, including but not limited to an evaluation of the factors discussed above which the Board would consider in evaluating a candidate; (e) information regarding any relationship or understanding between the proposing stockholder and the candidate; (f) information regarding potential conflicts of interest; and (g) a statement that the candidate is willing to be considered and willing to serve as director if nominated and elected. Because of the limited resources of the Company and the limited opportunity to seek additional directors, there is no assurance that all stockholder proposed candidates will be fully considered, that all candidates will be considered equally, or that the proponent of any candidate or the recommended candidate will be contacted by the Company or the Board, and no undertaking to do so is implied by the willingness to consider candidates recommended by stockholders. Any such recommendation must be received no later than January 1, 2012, in order to be considered by the independent directors for the annual election of directors in 2012.

In addition, in accordance with the Company’s bylaws, any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as director(s) at a meeting of stockholders if the stockholder gives written notice of his or her intent to make such nomination to the Secretary of the Company not later than (i) with respect to an election to be held at the annual meeting of stockholders, ninety days prior to the anniversary date of the immediately preceding annual meeting (January 28, 2012 for the 2012 annual meeting of stockholders), and (ii) with respect to an election to be held at a special meeting of the stockholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to stockholders. In accordance with the Company’s bylaws, notice of a stockholder nomination must include: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, by the Board of Directors, including a discussion of the specific experience, qualifications, attributes or skills that led to the conclusion that the nominee should serve as director; and (e) the consent of each nominee to serve as a director of the Company if so elected.

Criteria for Nominating Directors. To date, the operations and management of the Company have not required significant expansion of the Board of Directors, and as such, the Board has not developed a formal policy for the identification or evaluation of nominees. In general, if the Board determined that expansion of the Board or replacement of a director was necessary or appropriate, the Board expects that it would review, as it did in connection with the recent appointment of Mr. Burdette, through candidate interviews with members of the Board and management, consultation with the candidate’s associates and through other means, a candidate’s honesty, integrity, reputation in and commitment to the community, judgment, personality and thinking style, willingness to invest in the Company, residence, willingness to devote the necessary time, potential conflicts of interest, independence, understanding of financial statements and issues, willingness and ability to engage in meaningful and constructive discussion regarding Company issues, and personal qualities considered by the Company’s regulators. The Board believes it should include directors with diverse experience and business knowledge and reviews relevant business experience, taking into consideration such factors as a candidate’s special expertise, including expertise that qualifies a person as an audit committee financial expert, membership or influence in a particular geographic or business target market, and the candidate’s record, if any, of past service as a director, to ensure an appropriately diverse set of viewpoints and perspectives that reflects the current needs of the Board at such time. In addition, in January 2011, the Board amended the Company’s bylaws to implement a mandatory retirement age for directors. As amended, the bylaws provide that no person 80 years of age or older will be eligible for election, reelection or appointment to the Board, and no director may continue to serve on the Board beyond the date of the meeting of stockholders immediately following his or her 80th birthday.

The Board has concluded that each director and director nominee possesses the personal traits described above. In considering the director nominees’ individual experience, qualifications, attributes and skills, the Board has concluded that the appropriate experience, qualifications, attributes and skills are represented for the Board as a whole and for each of the Board’s committees. In addition, each director and director nominee possesses characteristics that led the Board to conclude that such person should serve as a director. The specific experience, qualifications, attributes and skills that the Board believes each director and director nominee possesses are discussed under Proposal 1 in the section entitled “Nominees for Election as Directors”.

Compensation. Until October 2010, the Personnel and Compensation Committee was comprised of all the directors of the Company who were “independent directors” within the meaning of NASDAQ Listing Rule 5605(a)(2). In October 2010, the Board of Directors restructured the committee’s membership to include only Messrs. Fisher, Guernsey and Stottlemyer, all of whom are independent within the meaning of NASDAQ Listing Rule 5605(a)(2). The Personnel and Compensation Committee is responsible for the adoption of the Company’s personnel policies and establishing salary and compensation guidelines and levels for all Company officers and personnel, as well as the salary and compensation of all executive officers. The Personnel and Compensation Committee is also responsible for annually nominating the officers of the Company, evaluating the performance thereof and recommending the grant of options and other equity awards, under the Company’s equity compensation plans. The Personnel and Compensation Committee has sole responsibility for making the determinations on salary, bonus and other compensation matters for executive officers. During the 2010 fiscal year, the Personnel and Compensation Committee met ten (10) times. The Board of Directors has adopted a written charter for the Personnel and Compensation Committee. A copy of the charter is available on the Company’s website at www.vcbonline.com under “Investor Relations/Corporate Governance”. See further information on compensation below under “Executive Officer Compensation.”

Personnel and Compensation Committee Interlocks and Insider Participation. No member of the Personnel and Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serve as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of the Personnel and Compensation Committee. Except for loans and deposit transactions in the ordinary course of business made on substantially the same terms, including interest rates and collateral, as those for comparable transactions with parties not related to the Bank, and not presenting more than the normal risk of collectability or other unfavorable features, no member of the Personnel and Compensation Committee or any of their related interests has any material interest in any transaction involving more than $120,000 to which the Company or the Bank is a party, except for Mr. Guernsey and Mr. Walters.

Mr. Guernsey is the founder and CEO of Guernsey Office Products, Inc., which is one of the Company’s suppliers of general office supplies and office furnishings. The Company paid $176,607 to Guernsey Office Products, Inc. during 2010 for office supplies and furnishings, and expects to continue purchasing such items from Guernsey Office Products, Inc. during 2011.

In December 2010, Mr. Walters purchased from the Bank three nonperforming loans for an aggregate purchase price of $4.85 million, paid in cash with no financing provided by the Company or the Bank. The three nonperforming loans purchased by Mr. Walters were originally made by a corporate borrower in which Mr. Walters had no economic interest. The Bank charged off a balance of $1.05 million in connection with the sale. At the time of the transaction, the Bank was anticipating a loss in excess of the amount charged off in the transaction. The Audit Committee and the disinterested members of the Board of Directors thoroughly reviewed and unanimously approved the sale of these loans to Mr. Walters before the Bank entered into the transaction. While reviewing this transaction, the Audit Committee and the Board of Directors obtained an independent fair value opinion as to the sales price of the loans, as well as a legal opinion from the Company’s outside counsel regarding the transaction’s compliance with certain banking regulations.

Stockholder Communications. Company stockholders who wish to communicate with the Board of Directors or an individual director can write to Virginia Commerce Bancorp, Inc., 5350 Lee Highway, Arlington, Virginia 22207, Attention: Lynda Cornell, Assistant to the President and Chief Executive Officer. Your letter should indicate that you are a stockholder, and whether you own your shares in street name. Depending on the subject matter, management will: (a) forward the communication to the director or directors to whom it is addressed; (b) handle the inquiry directly or delegate it to appropriate employees, such as where the communication is a request for information, a stock related matter, or a matter related to ordinary course matters in the conduct of the Company’s banking business; or (c) not forward the communication where it is primarily commercial or political in nature, or where it relates to an improper, frivolous or irrelevant topic. Communications which are not forwarded will be retained until the next Board meeting, where they will be available to all directors.

Director Attendance at the Annual Meeting. The Board believes it is important for all directors to attend the annual meeting of stockholders in order to show their support for the Company and to provide an opportunity for stockholders to communicate any concerns to them. Accordingly, it is the policy of the Company to encourage all directors to attend each annual meeting of stockholders unless they are unable to attend by reason of personal or family illness or pressing matters. All of the Company’s directors attended the 2010 annual meeting of stockholders.

Audit Committee Report

The Audit Committee has been appointed to assist the Board of Directors in fulfilling the Board’s oversight responsibilities by reviewing the financial information that will be provided to the stockholders and others, the systems of internal controls established by management and the Board and the independence and performance of the Company’s audit process.

The Audit Committee has:

(1) reviewed and discussed with management the audited financial statements included in the Company’s Annual Report on Form 10-K;

(2) discussed with Yount, Hyde & Barbour, P.C. (“Yount, Hyde & Barbour”), the Company’s independent auditors, the matters required to be discussed by statement of Auditing Standards No. 61, Communications with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

(3) received the written disclosures and letter from Yount, Hyde & Barbour, as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and discussed with Yount, Hyde & Barbour, its independence.

Based on these reviews and discussions, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. The Audit Committee has also considered whether the amount and nature of non-audit services provided by Yount, Hyde & Barbour is compatible with that firm’s independence.

Members of the Audit Committee

Thomas E. Burdette, Chairman
W. Douglas Fisher
Kenneth R. Lehman
Norris E. Mitchell

Director Compensation

The following table sets forth information regarding compensation paid to or earned by non-employee directors during the fiscal year ended December 31, 2010.

Director Compensation for 2010

Name(1)	Fees Earned or Paid in Cash(2)	Option Awards(3)	Total

Leonard Adler	$48,000	$—	$48,000

Michael G. Anzilotti(4)	$24,000	$—	$24,000

W. Douglas Fisher	$48,000	$—	$48,000

David M. Guernsey	$48,000	$—	$48,000

Robert H. L’Hommedieu(5)	$48,000	$—	$48,000

Kenneth R. Lehman	$48,000	$—	$48,000

Norris E. Mitchell	$48,000	$—	$48,000

Todd A. Stottlemyer	$48,000	$—	$48,000

Arthur L. Walters(5)	$48,000	$—	$48,000

(1)	The compensation received by Peter A. Converse, Chief Executive Officer of the Company, for his service as a director is reflected in the Summary Compensation Table under “Salary.”
(2)	Includes fees for service as a director of the Bank, as applicable.
(3)

No options were granted to directors in 2010. At December 31, 2010, the non-employee directors had outstanding option awards, vested and unvested, to purchase shares of common stock as follows: Mr. Adler – 27,825 shares; Mr. Anzilotti – 65,423 shares; Mr. Fisher – 46,256 shares; Mr. Guernsey – 46,256 shares; Mr. Lehman – 0; Mr. Mitchell – 16,200 shares; Mr. Stottlemyer – 0; and Mr. Walters – 15,474 shares.

(4)

Mr. Anzilotti served as President of the Company until his retirement on July 1, 2010, and continues to serve as a director. Mr. Anzilotti did not receive compensation for his service as a director while also serving as President. The amounts reported in the table above reflect director compensation Mr. Anzilotti received for non-employee director service after July 1, 2010. For his 2010 service as President until July 1, 2010, Mr. Anzilotti earned $78,438 in salary, and $635 in club membership and $357 in medical and dental insurance premiums.

(5)	Mr. L’Hommedieu retired from the Board of Directors on December 31, 2010, and Mr. Walters will retire from the Board of Directors as of the Annual Meeting.

The Personnel and Compensation Committee annually reviews and evaluates the compensation of the Board of Directors, including the appropriate mix of cash and equity compensation. During the fiscal year ended December 31, 2010, the directors received an aggregate of $456,000 for attendance at meetings of the Board of Directors of the Company and the Bank. All directors other than Mr. Anzilotti were entitled to receive $4,000 monthly for attendance at Board and committee meetings, subject to forfeiture if more than one Board meeting was missed during the year. Mr. Anzilotti started receiving fees for his service as a director after his retirement as President of the Company starting July 1, 2010. The directors receive no separate compensation for attendance at committee meetings. For 2011, directors are currently entitled to receive a fee of $4,000 per month for attendance at all Board and committee meetings, subject to forfeiture if more than one Board meeting is missed during the year. Mr. Converse also receives payment of these fees for Board service, which are reflected in the Summary Compensation Table.

Non-employee directors are entitled to defer all or a portion of their fees pursuant to the Company’s Deferred Compensation Plan discussed below. No director deferred any fees in 2010 under the plan. The Company does not maintain any non-equity incentive plans or compensation programs, or defined benefit retirement plans, for directors.

In addition to cash compensation for service as directors, non-employee directors are also eligible to receive options and other equity awards under the Company’s equity compensation plan. Equity awards to the non-employee directors are typically granted in January each year, in an amount determined by the Board of Directors, based on the recommendation of the Personnel and Compensation Committee. In January 2010, in light of the economic conditions, the Board determined not to grant any equity awards to the non-employee directors. In February 2011, the Board of Directors, based on the recommendation of the Personnel and Compensation Committee, awarded each non-employee director, 1,366 shares of restricted stock for their service during 2010, with the exception of Mr. Anzilotti who was awarded 2,818 shares of restricted stock based on his additional contributions to the Company during 2010. The restricted stock vests over five years, subject to accelerated vesting upon a change in control and upon certain terminations of board service.

Executive Officers Who Are Not Directors

The following information is provided with respect to the current executive officers of the Company who are not directors.

Name	Age	Position

Richard B. Anderson, Jr.	56	Executive Vice President and Chief Lending Officer

Dennis M. Coombe	63	Executive Vice President and Chief Credit Officer

Patricia M. Ostrander	44	Executive Vice President and Chief Administrative Officer

Steven A. Reeder	44	Executive Vice President and Chief Deposit Officer

Wilmer L. Tinley, Jr.	72	Interim Chief Financial Officer

Richard B. Anderson, Jr. - Mr. Anderson, Executive Vice President and Chief Lending Officer of the Bank, joined Virginia Commerce Bank in May 1996. Prior to joining the Bank, Mr. Anderson was a Senior Vice President and Senior Commercial Loan Officer at Allegiance Bank, N.A., Bethesda, Maryland, (March 1987 to April 1996). Mr. Anderson has over 34 years of managerial, administrative and operational lending experience.

Dennis M. Coombe - Mr. Coombe, Executive Vice President and Chief Credit Officer of the Bank, joined Virginia Commerce Bank in November 2009. Prior to joining the Bank, Mr. Coombe was Executive Vice President of United Bank, Vienna, Virginia (February 2000 to November 2009), serving as Chief Credit Officer, Market President and Senior Lending Officer. Mr. Coombe has over 43 years of management experience, including 39 years of bank lending and credit activities.

Patricia M. Ostrander - Ms. Ostrander, Executive Vice President and Chief Administrative Officer, joined the Bank in May 1994 as Loan Administration Officer. Prior to joining the Bank, Ms. Ostrander was a Loan Administration Officer at Tysons National Bank, McLean, Virginia (December 1992 to April 1994). Ms. Ostrander has over 22 years of managerial, administrative and operational lending experience in the banking industry.

Steven A. Reeder - Mr. Reeder, Executive Vice President and Chief Deposit Officer, joined the Bank in June 2005. Prior to joining the Bank, Mr. Reeder served as Senior Vice President and Retail Banking Manager for BB&T’s branch network in Loudoun, Prince William, Stafford, and Spotsylvania counties. He served in a similar capacity with First Virginia Bank—Northern Virginia from 2001 until its merger with BB&T in 2003. Mr. Reeder has over 22 years of retail experience in the banking industry.

Wilmer L. Tinley, Jr. - Mr. Tinley, Interim Chief Financial Officer, joined the Bank on an interim basis in March 2011. Prior to joining the Bank, Mr. Tinley was the Chief Financial Officer for EagleBank from its inception until he retired four years ago. Mr. Tinley has 44 years of banking experience, primarily in local community bank CFO and CEO roles.

In Memoriam

William K. Beauchesne, our former Chief Financial Officer, passed away on February 22, 2011, after almost 16 years of outstanding service and contributions to the Company and the Bank. He will be greatly missed.

TRANSACTIONS WITH MANAGEMENT AND RELATED PARTIES

Some of the directors of the Company and Bank or companies with which they are associated, and some of the officers of the Company and Bank, were customers of, and had banking transactions with, the Bank during the fiscal year ended December 31, 2010. The Company maintains written policies and procedures to strictly control all loans to insiders in accordance with Federal law (Regulation O). Insiders include any executive officer, director, or principal stockholder and their affiliates and entities which such persons control. All loans and commitments to make loans to such persons by the Bank were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Company or the Bank and do not involve more than a normal risk of collectability or present other unfavorable features. Loans to insiders require approval by the Board of Directors, with any interested director not participating. The Company also applies the same standards to any other transaction with an insider. The maximum aggregate amount of loans (including lines of credit) to officers, directors and affiliates of the Company during 2010 amounted to $61,499,128 representing approximately 25.0% of the Company’s total stockholders’ equity. The aggregate amount outstanding on such loans at December 31, 2010 was $33,955,280. None of these loans has ever been reported as nonaccrual, past due, restructured or potential problem loans, and all of such loans are current as to the payment of interest and principal. The Company’s Compliance Officer provides an annual report to the Audit Committee on compliance with Regulation O and the Company’s policies.

The Company had not adopted a formal policy that covers the review and approval of related person transactions by its Board of Directors that is separate from the Code of Ethics that applies to directors, officers and all employees of the Company. The Board reviews all proposed related party transactions for approval. During such a review, the Board will consider, among other things, the related person’s relationship to the Company, the facts and circumstances of the proposed transaction, the aggregate dollar amount of the transaction, the related person’s relationship to the transaction and any other material information. Those directors that are involved in a proposed related party transaction are excused from the Board and/or committee meeting during the discussion and vote of the proposal.

In September 2008, the Company entered into a Purchase Agreement pursuant to which it sold an aggregate of $25 million of 10.20% trust preferred securities, liquidation amount $1,000 per security (the “Preferred Securities”), through VCBI Capital Trust IV, a newly formed trust subsidiary organized under Delaware law (the “Trust”), on a private placement basis. In connection with the issuance of the Preferred Securities, the Company issued warrants to purchase an aggregate of 1.5 million shares of its common stock to the purchasers of the Preferred Securities (the “Warrants” and collectively with the Preferred Securities, the “Securities”). The Warrants have a term of five years from the date of issuance, and an exercise price of $6.83 per share, which is equal to 120% of the average closing price of the common stock for the five trading days prior to the closing of the sale of the Securities. No additional consideration was received for the issuance of the Warrants. The gross proceeds to the Company of the sale and issuance of the Securities was $25 million. The sale of the Securities was consummated on September 24, 2008.

All of the purchasers of the Securities were directors or executive officers of the Company and/or the Bank, or such person’s related parties. The directors and executive officers, or their related parties, purchased Securities as follows: Mr. Adler: $4,000,000 of Preferred Securities and 240,000 Warrants; Mr. Anderson: $250,000 of Preferred Securities and 15,000 Warrants; Mr. Anzilotti: $500,000 of Preferred Securities and 30,000 Warrants; Mr. Beauchesne: $250,000 of Preferred Securities and 15,000 Warrants; Mr. Converse: $1,000,000 of Preferred Securities and 60,000 Warrants; Mr. Fisher: $1,000,000 of Preferred Securities and 60,000 Warrants; Mr. Guernsey: $1,500,000 of Preferred Securities and 90,000 Warrants; Mr. L’Hommedieu: $2,000,000 of Preferred Securities and 120,000 Warrants; Mr. Mitchell: $10,000,000 of Preferred Securities and 600,000 Warrants; and Mr. Walters: $4,500,000 of Preferred Securities and 270,000 Warrants. The Company obtained a fairness opinion from an independent third party financial advisor with respect to the terms of the Securities. The Company believes that the terms of the Securities and the issuance of Securities are on substantially the same terms as those prevailing at the time for comparable transactions with unrelated persons.

Mr. Guernsey’s relationship with the Company and Mr. Walters’ transaction with the Bank, disclosed above under “Committees, Meetings and Procedures of the Board of Directors — Personnel and Compensation Committee Interlocks and Insider Participation” were approved by the Board of Directors in accordance with the policies and procedures described above.

EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

In this Compensation Discussion and Analysis (“CD&A”), we give an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies, and the material factors that we considered in making those decisions. Later in this proxy statement under the heading “Executive Compensation Tables,” you will find a series of tables containing specific information about the compensation earned or paid in 2010 to Mr. Converse, the Chief Executive Officer of the Company, Mr. Beauchesne, the Company’s former Chief Financial Officer, and the three most highly compensated executive officers of the Company (including officers of the Bank) who received total compensation of $100,000 or more during the fiscal year ended December 31, 2010, referred to as our “named executive officers.”

Compensation Objectives

The primary objectives of the Personnel and Compensation Committee with respect to executive compensation is to tie annual and long-term cash and equity incentives to the achievement of measurable Company and individual performance objectives, thereby aligning the executive’s incentive with maintaining and increasing stockholder value. We attempt to achieve these objectives through compensation plans that tie a substantial portion of our named executive officers’ overall compensation to our financial performance while limiting risk appropriately. Our compensation philosophy is to reward our executives with compensation at market competitive rates, while rewarding outstanding Bank performance with above-average total compensation.

During 2009, the Personnel and Compensation Committee engaged the consultant services of Blanchard Chase (“Chase”) to review executive compensation at the Company and to recommend potential improvements regarding existing practices for implementation in 2010. The Personnel and Compensation Committee requested Chase’s review, as an objective third party, to summarize issues relative to topics such as competitive executive compensation and incentive practices with the intent to identify appropriate compensation levels. The review utilized 2008 compensation data from 2009 proxies for a custom peer group of 21 publicly-traded banks1, the selection of

[1]

Sterling Bancorp (STL), Sandy Spring Bancorp, Inc. (SASR), City Holding Company (CHCO), Hudson Valley Holding Corp. (HUVL), Tompkins Financial Corporation(TMP), Union Bankshares Corporation (UBSH), First Community Bancshares, Inc. (FCBC), TowneBank (TOWN), Univest Corporation of Pennsylvania (UVSP), Cardinal Financial Corporation (CFNL), NBT Bancorp Inc. (NBTB), Community Bank System, Inc. (CBU), Harleysville National Corporation (HNBC), Sun Bancorp, Inc. (SNBC), First Bancorp (FBNC), StellarOne Corporation (STEL), Hampton Roads Bankshares, Inc. (HMPR), Lakeland Bancorp, Inc. (LBAI), Intervest Bancshares Corporation (IBCA), Eagle Bancorp, Inc. (EGBN), First United Corporation (FUNC).

which was based upon similarities in asset size, geographic location, and performance. The executive compensation paid in 2008 for this peer group then was increased 6%, to reflect general market movement in executive compensation since 2008. For 2010 executive compensation determinations, as in prior years, the Personnel and Compensation Committee generally targeted the Company’s executive compensation to the 50th percentile of the peer group, after applying the percentage increase. Although some performance metrics for the Company’s performance in 2009 were above and some were below the 50th percentile of this peer group, the Personnel and Compensation Committee felt that targeting the Company’s executive compensation to the 50th percentile was still an appropriate approach.

Participation in Capital Purchase Program

On December 12, 2008, the Company sold a series of its preferred stock and warrants to purchase common stock to the United States Department of Treasury (the “Treasury”) under the Troubled Asset Relief Program (“TARP”) Capital Purchase Program (“CPP”) created under the Emergency Economic Stabilization Act of 2008 (“EESA”). As a result of its participation in the CPP, the Company became subject to certain executive compensation requirements of the EESA. In connection with the Company’s participation in the CPP, on December 12, 2008, the Company’s senior executive officers at the time (the “SEOs”), who are the named executive officers in any year, executed waivers consenting to the restrictions and limitations required by the EESA.

On February 17, 2009, the President of the United States signed into law the American Reinvestment and Recovery Act of 2009 (“ARRA”). The ARRA amended, among other things, the EESA by directing the Treasury to issue regulations implementing additional restrictions and limitations on executive compensation paid or accrued by for participants in the CPP. The restrictions and limitations of the EESA, as amended by the ARRA, were implemented by interim final rules setting forth the TARP standards on corporate governance and executive compensation, published by the Treasury and effective on June 15, 2009, as updated by technical corrections issued in December 2009 and by further guidance from the Treasury in January and February 2010 (collectively, “TARP Standards”). The period beginning on December 12, 2008, and continuing until the Company redeems the preferred stock issued in the CPP transaction is referred to as the “TARP Period.” The restrictions and limitations, as applicable to the Company during a portion or all of the TARP Period, include:

•

a prohibition on paying or accruing any bonus, retention award, or incentive compensation to the five most highly compensated employees of the Company (whether or not SEOs) during the period beginning on June 15, 2009, and continuing until the preferred stock is redeemed, other than certain awards of restricted stock, certain commission compensation, or bonuses payable under existing employment agreements in place as of February 11, 2009;

•

a prohibition, during the period beginning on June 15, 2009, and continuing until the preferred stock is redeemed, on making any payments to the named executive officers and the Company’s next five most highly compensated employees for departure from the Company or upon a change in control of the Company, other than compensation earned for services rendered or accrued benefits, and a prohibition on the acceleration of vesting due to a departure or a change in control with respect to the named executive officers and the next five most highly compensated employees;

•

subjecting bonus, incentive and retention payments made to the named executive officers during the period beginning December 12, 2008, and continuing until the preferred stock is redeemed and to the Company’s next twenty most highly compensated employees during the period beginning June 15, 2009, and continuing until the preferred stock is redeemed, to repayment (clawback) if based on financial statements or any other performance metric criteria that are later found to be materially inaccurate;

•

a prohibition on providing formal or informal tax gross-ups or other reimbursements for the payment of taxes to the named executive officers and the Company’s next twenty most highly compensated employees during the period beginning June 15, 2009, and continuing until the preferred stock is redeemed;

•	a limitation on the tax deductibility of the portion of an named executive officer’s annual compensation in excess of $500,000;

•

a prohibition during the period beginning June 15, 2009, and continuing until the preferred stock is redeemed on any compensation plan that would encourage manipulation of reported earnings, encourage behavior focused on short-term results rather than long-term value creation, or encourage the named executive officers to take unnecessary and excessive risks that could threaten the value of the Company;

•	a requirement to conduct semi-annual reviews of the named executive officer and employee compensation plans to ensure they do not contain such prohibited features;

•	maintenance of an independent Personnel and Compensation Committee;

•

establishment of and compliance with a company-wide policy regarding excessive or luxury expenditures, including entertainment or events, office and facility renovations, aviation or other transportation services and other activities or events that are not reasonable expenditures for staff development, reasonable performance incentives or similar measures in the ordinary course of business;

•

a requirement to include a “say-on-pay” proposal for a non-binding vote of stockholders at annual meetings held during the TARP Period, whereby stockholders vote, on a non-binding basis, to approve (or disapprove) the compensation of executives as disclosed pursuant to the executive compensation disclosures included in the proxy statement;

•	annual disclosure of certain perquisites and information regarding the Company’s compensation consultant;

•

a review by the Treasury of any bonus, retention awards or other compensation paid to the named executive officers and the next twenty most highly compensated employees prior to February 17, 2009, to determine if such payments were inappropriate and negotiate for the reimbursement of such excess payments; and

•	annual certifications by the Chief Executive Officer and Chief Financial Officer of compliance with the TARP Standards.

The restrictions and limitations of the TARP Standards required the Company to implement certain changes to its 2009 and 2010 executive compensation as noted in the following discussion.

Compensation Components

The key components of our executive compensation program consist of a base salary and performance-based compensation in the form of an annual cash bonus and equity grants. Base salary and bonus, or cash compensation, have comprised the substantial portion of total executive compensation.

Base Salary

The Personnel and Compensation Committee believes that base salary for named executive officers should be targeted at market competitive levels while rewarding outstanding Bank performance with above-average total compensation. Base salaries are reviewed annually and adjusted from time to time, based on the Personnel and Compensation Committee’s review of market data and assessment of Company and individual executive performance, with input from the Chief Executive Officer. For 2008, base salaries for all executive officers were increased only by an average of 3.21%. In light of the Company’s performance in 2008, the Personnel and Compensation Committee determined that base salaries for 2009 would not increase. For 2010, the Personnel and Compensation Committee determined that the base salaries for the Chief Executive Officer and Chief Lending Officer would remain unchanged. However, the Personnel and Compensation Committee determined that base salaries for Mr. Beauchesne, Ms. Ostrander and Mr. Reeder should be increased to more appropriate market levels in light of promotions each received in 2010 including new responsibilities. The salary increases took effect in two phases, with the first increase effective January 1, 2010, and the second increase effective July 1, 2010. Mr. Beauchesne’s combined increase reflected a change in base salary for 2010 of 18.1%; Ms. Ostrander’s reflected a change of 38.2% and Mr. Reeder’s reflected a change of 27.4%.

Annual Bonus

In addition to base salary, the Personnel and Compensation Committee awards annual cash bonuses to the executive officers. The annual cash bonus awards are not administered as part of any formal cash bonus program. Individual executive officers receive cash bonus awards, usually in January each year, at the sole discretion of the Personnel and Compensation Committee, with input from the Chief Executive Officer.

Beginning in 2007, the annual bonus awards are paid at the discretion of the Personnel and Compensation Committee, with bonus payments being guided by ranges within tiers according to position and subjectively based on the Personnel and Compensation Committee’s evaluation of performance relative to both Company and individual departmental goals and objectives. For 2010, the guideline range was generally targeted to the 50th percentile of the peer group, after applying the percentage increase, and were from 25% to 45% of base salary for the named executive officers.

The primary Company performance measurement used for all executives to determine if the Company goals and objectives are met is return on equity, although the Personnel and Compensation Committee also considers other financial performance measures. The Chief Executive Officer’s performance is measured solely on overall Company performance. The Chief Lending Officer’s performance is measured mainly on loan production, loan profitability and credit quality but also partly on Company performance. The Chief Financial Officer’s performance is measured mainly on Company performance but also partly on asset /liability management and the efficiency ratio. The Chief Deposit Officer’s performance is measured mainly on Company performance, but also partly on deposit growth and funding mix. The Chief Administrative Officer’s performance is measured mainly on a subjective assessment of the performance of the departments which she oversees and on the Company performance as well.

All named executive officers were eligible to receive bonuses for 2010, with the exception of the Chief Executive Officer who, as one of the Company’s five most highly compensated employees, was subject to the TARP Standards’ bonus restrictions, which prohibit the Company from accruing or paying a bonus to Mr. Converse after June 15, 2009, until the end of the TARP Period. In January 2011, the Personnel and Compensation Committee decided to pay subjective, non-guideline bonuses of $35,000, $35,000 and $25,000, respectively, to the Chief Financial Officer, the Chief Deposit Officer and the Chief Administrative Officer for their exceptional 2010 performance in their respective areas of responsibility.

All other officers of the Company participate in the annual bonus plans with formula driven bonuses for production officers in lending, business development and retail banking and subjective bonuses for non-production support officers. Payouts are based on achieving Company and individual performance objectives. The other four most highly compensated employees of the Company are officers of the Bank and their ability to receive bonuses under these annual bonus plans was also limited by the TARP Standards’ bonus restrictions.

401(k) Plan

Our 401(k) Plan allows substantially all full-time officers and employees of the Company to defer a portion of their compensation, and provides for a discretionary match of up to 6% of their base salaries and bonus amounts, subject to certain IRS limitations. While the decision to match employee contributions is discretionary, in general, all employees receive the same percentage match. The Bank did not have a match for 2009. In 2010, the Bank provided for a discretionary match of up to 3% of their base salaries for 2010.

Equity Awards

We believe that our long-term interests are best advanced by aligning the interests of our executives and key non-executive officers with the interests of our stockholders. Accordingly, we have granted options and restricted stock awards to our executives pursuant to our 1998 Stock Option Plan and 2010 Equity Plan. Options that have been granted under these plans are incentive stock options granted at fair market value at the date of grant.

Equity awards typically are determined by the Personnel and Compensation Committee in January each year, and periodically for certain key new officer hires during the year. The Personnel and Compensation Committee makes equity awards, with input from the Chief Executive Officer, based on a number of criteria, including the relative rank of the executive within the Company and the Personnel and Compensation Committee’s subjective evaluation of the individual’s specific contributions to the success of the Company during the prior year.

We believe the options serve to enhance stockholder value by aligning the interests of our executives with those of the stockholders and also by helping to retain our named executive officers through the extended vesting period of the options. As with awards of annual cash bonuses discussed above, awards of options are at the Personnel and Compensation Committee’s discretion, although the Committee is guided by ranges within tiers according to each officer’s position. For 2010, these guideline ranges were generally targeted to the 50th percentile of the peer group, after applying the percentage increase, and were from 15% to 35% of base salary for the named executive officers. For 2010 performance, in February 2011, the Personnel and Compensation Committee awarded stock options to each of the named executive officers, with the exception of Mr. Converse, determined by multiplying their 2010 salary by 20% and dividing the product by the current Black Scholes value for the Company’s common stock. Based on a recommended valuation of one restricted share equaling every three option shares, Mr. Converse, who is not eligible to receive stock options under the TARP Standards, received a restricted stock award of shares equal to one third of option shares at 20% of his 2010 base salary.

Employment and Severance Arrangements

No named executive officer has any written severance arrangements, any written employment agreement, or any agreement providing for a payment upon a change in control of the Company. Since the beginning of his tenure at the Company, Mr. Converse and the Personnel and Compensation Committee have had an oral agreement to provide him with a change in control agreement, which would pay him one year of base salary in the event of his termination or certain other events, following a change in control of the Company. The Company’s ability to pay or accrue this amount during the TARP Period is significantly limited by the TARP Standards’ restrictions on “golden parachute payments.” The TARP Standards generally prohibit the Company from making any payments to the named executive officers and the Company’s next five most highly compensated employees for departure from the Company or upon most change in control events, other than compensation earned for services rendered or accrued benefits.

Under the terms of the Company’s outstanding options and restricted stock, all options and restricted stock fully vests upon a change in control and upon certain terminations of employment. However, during the TARP Period, the TARP Standards prohibit the acceleration of vesting of equity awards held by the named executive officers and the Company’s next five most highly compensated employees due to a departure or most change in control events.

Inter-Relationship of Elements of Total Compensation

The various elements of the compensation package are not interrelated. For example, if it does not appear as though the target bonus will be achieved, the number of options or restricted stock that will be granted may not be affected. There is no significant interplay of the various elements of total compensation between each other. If options that are granted in one year become underwater, the amount of the bonus or base compensation to be paid the executive officer for the next year is not impacted. Similarly, if options or restricted stock becomes extremely valuable, the amount of base compensation or bonus to be awarded for the next year is not affected.

Perquisites

The Company believes that reasonable perquisites are necessary to attract and retain talented executives. For the named executive officers, these perquisites include payment of premiums on medical and dental insurance, a car allowance and annual club dues for membership at a golf or social club so that the executive has an appropriate entertainment forum for customers and appropriate interaction within the community. The Company believes these perquisites are not material to the overall compensation of the named executive officers and that providing such perquisites is necessary to attract and retain talented executives because many of the Company’s competitors offer similar benefits. All perquisites received by the named executive officers are reviewed annually by the Personnel and Compensation Committee.

Other Information

We have not adopted formal stock ownership requirements for our executive officers and directors. We encourage our executive officers and directors to make investments in our Company stock as a long term investment, but do not have a policy related to any required or target levels of investment. With the exception of Mr. Tinley who became Interim Chief Financial Officer in March 2011, following the untimely passing of our former Chief Financial Officer, all of the executive officers and directors own common stock and most hold options to purchase common stock. Pursuant to the TARP Standards, the Company has adopted a policy providing that any bonus, incentive or retention payment made to a named executive officer or any of the Company’s next twenty most highly compensated employees during the TARP Period will be subject to repayment if the payment is based on financial statements or any other performance metric criteria that are later found to be materially inaccurate.

Input from the Chief Executive Officer is considered by the Personnel and Compensation Committee regarding the criteria to be used to determine base salary, annual bonuses and other benefits for executive officers other than the Chief Executive Officer. Although input from the Chief Executive Officer is considered by the Personnel and Compensation Committee, it is not given any disproportionate weight. The Personnel and Compensation Committee has the final authority on compensation matters.

Risk Considerations in our Compensation Program

In setting compensation, our Personnel and Compensation Committee also considers the risks to the Company’s stockholders and to the achievement of our goals that may be inherent in our compensation program. Although a significant portion of some employees’ compensation is performance-based and “at-risk,” we believe our compensation program, including our compensation policies and practices, is appropriately structured, does not encourage imprudent risk-taking behavior, is consistent with maintaining the organization’s safety and soundness, and does not involve risks that are reasonably likely to have a material adverse effect on the Company.

Together with the Company’s senior risk officer, and as described further below, the Personnel and Compensation Committee undertook assessments of our compensation program in light of the business risks present in our operations. We considered the following elements of our employee compensation policies and practices when evaluating whether our compensation program encourages our employees to take inappropriate risks:

•	The employee compensation plans are designed to align incentive compensation to the Company’s strategic long-term goals.

•	We set performance goals that we believe are reasonable in light of past performance and market conditions.

•

The time-based vesting over five years for our long-term incentive awards, even after achievement of any performance criteria, ensures that our executives’ interests align with those of our stockholders for the long-term performance of the Company.

•

Assuming achievement of at least a minimum level of performance, payouts under our performance-based plans result in some compensation at levels below full target achievement, rather than an “all-or-nothing” approach.

•

The performance-based plans include several performance measures rather than placing undue reliance on a single performance measure, to ensure that the plans reward behavior in accordance with the Company’s overall strategic goals.

•	Many employee compensation plans provide for reductions in the amount of incentive compensation in certain circumstances, which reduces the focus on short-term results.

•

The Personnel and Compensation Committee generally retains discretion over incentive payments made under our compensation program and does not approve payments that reward inappropriate risk-taking behavior.

•	The Company has implemented controls and monitoring systems to ensure that incentive payments are appropriately calculated, approved and verified.

Personnel and Compensation Committee Report

The Personnel and Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on such review and discussions, the Personnel and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Personnel and Compensation Committee certifies that:

(1)

It has reviewed with the senior risk officer the senior executive officer (“SEO”) compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of the Company;

(2)	It has reviewed with the senior risk officer the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company; and

(3)

It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.

The Company’s SEOs are eligible to receive annual cash bonus awards and were eligible to receive option awards under the 1998 Stock Option Plan, and are eligible to receive equity awards under the 2010 Equity Plan. No SEO has any written severance arrangements, any written employment agreement, or any agreement providing for a payment upon a change in control of the Company, although as noted earlier, the Company and Mr. Converse have an oral agreement regarding severance to be paid to him in the event of a change in control. The key components of the Company’s executive compensation program consist of base salary and performance-based compensation that provides for cash or equity awards. The cash or equity awards are determined based on performance with respect to long-term strategic goals for the Company that are determined by the Personnel and Compensation Committee to be reasonable in light of past performance and market conditions. In addition, prior option awards under the 1998 Stock Option Plan and equity awards under the 2010 Equity Plan generally vest over five years, which provides an appropriate focus on long-term value creation rather than short-term results. However, the Personnel and Compensation Committee maintains ultimate discretion in the granting of any cash bonuses and equity awards to the SEOs and does not approve any bonus or equity award that would reward unnecessary or excessive risk-taking. In addition, the SEO compensation plans are subject to a provision requiring the SEOs to return to the Company any bonus, incentive compensation or retention award based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria. The Personnel and Compensation Committee has determined that the SEO compensation plans do not encourage the SEOs to take unnecessary and excessive risks that threaten the value of the Company.

The Company has employment or compensation agreements with the Company’s four most highly compensated employees other than Mr. Converse, and as is typical for companies in the banking industry, the Company offers incentive compensation programs for its business development officers, branch managers, residential mortgage lenders and commercial loan officers. Certain employees other than the SEOs also participate in various annual bonus plans and are eligible to receive equity awards under the 2010 Equity Plan, and others are eligible for a discretionary bonus as determined by the Personnel and Compensation Committee. The Personnel and Compensation Committee maintains discretion over participation in all of these plans and does not approve incentive payments that reward behavior that unnecessarily exposes the Company to risk. In addition, performance-based bonus plans provide payouts at various levels of achievement and reflect a variety of financial and non-financial performance measures. In addition, many of these plans take into account the quality of the results achieved by employees and provide for reductions in the amount of incentive compensation in certain circumstances. In addition, the compensation plans applicable to the twenty most highly compensated employees after the SEOs are subject to the same provision requiring the return to the Company of any bonus, incentive compensation or retention award based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria. Further, the employee compensation plans are generally subject to a system of controls within the Company to ensure that inappropriate incentive payments are not made. The Personnel and Compensation Committee has determined that the employee compensation plans do not unnecessarily expose the Company to risks or encourage the manipulation of reported earnings of the Company.

The Company recognizes the potential risk of awarding bonuses to SEOs since they may have direct responsibility for and accessibility to stated performance targets. The Company also recognizes the risks associated with rewarding behavior focused on short-term results rather than long-term value creation. To ensure that the SEO and employee compensation plans continue to encourage appropriate behavior, the Company has implemented the following controls:

•

The Personnel and Compensation Committee will review the SEO compensation plans at least twice a year during the TARP Period with the senior risk officer to ensure the plans do not encourage SEOs to take unnecessary and excessive risks that could threaten the value of the Company. In addition, the committee will identify and eliminate any risk detrimental to the Company.

•

All employee compensation plans will be reviewed and approved or disapproved by senior management at least twice a year during the TARP Period and presented to the Personnel and Compensation Committee for its review and approval or disapproval. The committee will identify and eliminate any risk detrimental to the Company or any feature that encourages the intentional manipulation of earnings of the Company.

•

The Personnel and Compensation Committee has charged the internal audit department with the responsibility to perform the appropriate “risk evaluations” of SEO and employee compensation plans at least annually, and as otherwise needed, and report the results to the Personnel and Compensation Committee.

Members of the Personnel and Compensation Committee
Todd A. Stottlemyer, Chairman
W. Douglas Fisher
David M. Guernsey

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall not otherwise be deemed filed under such acts.

Executive Compensation Tables

The following table sets forth a comprehensive overview of the compensation for Mr. Converse, the Chief Executive Officer of the Company, Mr. Beauchesne, the Company’s former Chief Financial Officer, and the three most highly compensated executive officers of the Company (including officers of the Bank) who received total compensation of $100,000 or more during the fiscal year ended December 31, 2010.

Summary Compensation Table for 2010

Name and Principal Position	Year	Salary		Bonus(1)	Option Awards(2)	All Other Compensation		Total

Peter A. Converse, Director, President and Chief Executive Officer – Company; President and Chief Executive Officer – Bank	2010	$429,000	(3)	$—	$—	$32,264	(4)	$461,264
	2009	$429,000	(3)	$—	$18,672	$19,971	(5)	$467,643
	2008	$429,000	(3)	$—	$17,677	$26,195	(6)	$472,872

Richard B. Anderson, Jr., Executive Vice President and Chief Lending Officer – Bank	2010	$231,750		$—	$—	$30,181	(7)	$261,931
	2009	$231,750		$—	$11,410	$22,111	(8)	$265,271
	2008	$231,750		$—	$10,750	$32,565	(9)	$275,065

William K. Beauchesne, Former Treasurer and Chief Financial Officer – Company; Executive Vice President, Chief Financial Officer and Chief Operating Officer – Bank (10)	2010	$212,500		$35,000	$—	$54,793	(11)	$302,293
	2009	$190,550		$—	$9,381	$17,168	(12)	$217,099
	2008	$190,550		$—	$8,838	$25,280	(13)	$224,668

Patricia M. Ostrander, Executive Vice President, Chief Administrative Officer – Bank	2010	$167,500		$25,000	$—	$22,725	(14)	$215,225
	2009	$133,900		$—	$6,594	$17,168	(15)	$157,662
	2008	$133,900		$—	$6,212	$24,446	(16)	$164,558

Steven A. Reeder, Executive Vice President – Chief Deposit Officer – Bank	2010	$192,500		$35,000	$—	$27,781	(17)	$255,281
	2009	$164,800		$—	$8,114	$21,107	(18)	$194,021
	2008	$164,800		$—	$7,644	$30,314	(19)	$202,758

(1)

Cash bonuses for the Chief Financial Officer, Chief Deposit Officer and Chief Administrative Officer for 2010 will be paid on April 15, 2011. No annual cash bonuses were awarded to the named executive officers for 2009 or 2008.

(2)

Represents the aggregate grant date fair value of options granted to the named executive officers under the 1998 Stock Option Plan during 2009 and 2008, respectively, calculated in accordance with ASC Topic 718. Please refer to note 12 to the Company’s Consolidated Financial Statements for the year ended December 31, 2010, for a discussion on the assumptions used in calculating the grant date fair value. No options were granted to the named executive officers during 2010.

(3)	Includes $48,000 of director fees paid by the Company/Bank.
(4)	Represents $7,350 of 401(k) matching contribution, $15,135 in club memberships and $9,779 in medical and dental insurance premiums.
(5)	Represents $10,647 in club memberships and $9,324 in medical and dental insurance premiums.
(6)	Represents $11,500 of 401(k) matching contribution, $5,966 in club memberships and $8,729 in medical and dental insurance premiums.
(7)	Represents $7,133 of 401(k) matching contribution, $6,000 car allowance and $17,048 in medical and dental insurance premiums.
(8)	Represents $6,000 car allowance and $16,111 in medical and dental insurance premiums.
(9)	Represents $11,500 of 401(k) matching contribution, $6,000 car allowance and $15,065 in medical and dental insurance premiums.
(10)	Mr. Beauchesne passed away on February 22, 2011.
(11)	Represents $6,000 car allowance and $11,892 in medical and dental insurance premiums.
(12)	Represents $6,000 car allowance and $11,168 in medical and dental insurance premiums.
(13)	Represents $8,829 of 401(k) matching contribution, $6,000 car allowance and $10,451 in medical and dental insurance premiums.
(14)	Represents $5,205 of 401(k) matching contribution, $6,000 car allowance and $11,520 in medical and dental insurance premiums.
(15)	Represents $6,000 car allowance and $11,168 in medical and dental insurance premiums.
(16)	Represents $7,995 of 401(k) matching contribution, $6,000 car allowance and $10,451 in medical and dental insurance premiums.
(17)	Represents $5,955 of 401(k) matching contribution, $6,000 car allowance and $15,826 in medical and dental insurance premiums.
(18)	Represents $6,000 car allowance and $15,107 in medical and dental insurance premiums.
(19)	Represents $10,040 of 401(k) matching contribution, $6,000 car allowance and $14,274 in medical and dental insurance premiums.

The Company does not maintain (i) any equity-based incentive plans, (ii) any non-equity incentive plans or compensation programs, or (iii) any defined benefit retirement plans. Prior to 2007, the Company did not maintain any nonqualified deferred compensation program or arrangement. No named executive officer has deferred any amounts under the deferred compensation plan. All of the named executive officers are at will employees and serve at the pleasure of the Board of Directors.

The “Grants of Plan-Based Awards for 2010” table has been omitted, because the Company did not grant any stock, stock option or incentive plan awards to the named executive officers during 2010.

For more information regarding the Company’s equity plans, see “Equity Compensation Plans” below. The Company’s general practice is that other than equity awards made to new hires, all equity awards to employees are made by the Personnel and Compensation Committee at its annual meeting in January each year, although in 2010 certain employee awards were made in May 2010 following stockholder approval of the 2010 Equity Plan. As a public company, our Personnel and Compensation Committee’s equity award process is independent of any consideration of the timing of the release of material nonpublic information, including with respect to the determination of grant dates or stock option exercise prices. Similarly, we expect that the release of material nonpublic information will not be timed with the purpose or intent to affect the value of executive compensation. Under the Company’s 1998 Stock Option Plan and 2010 Equity Plan, the exercise price of any option granted may not be less than 100% of the fair market value of the common stock on the date of grant. For purposes of the 1998 Stock Option Plan, fair market value was determined by reference to the average of the highest and lowest selling price on any exchange (including NASDAQ) on which the common stock was traded on such date, or if there were no sales on such date, then the exercise price would be not less than the mean between the bid and asked price on such date. As a result of this provision of the plan, the exercise price of an option granted under the 1998 Stock Option Plan may be higher or lower than the closing price on the date of grant. Under the 2010 Equity Plan, fair market value is determined by reference to the closing price on any exchange (including NASDAQ) on which the common stock was traded on such date.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table sets forth, on an award by award basis, information concerning all option awards held by named executive officers at December 31, 2010. All options were granted at 100% of fair market value as determined in accordance with the applicable option plan. The number of shares subject to each award and the exercise price have been adjusted to reflect all stock dividends, stock splits and capital restructurings effected after the date of such award, but have not otherwise been modified, except for the acceleration of vesting discussed below. None of the named executive officers held restricted stock at December 31, 2010.

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date
Peter A. Converse	44,306	—	$1.54	01/10/2011
	53,171	—	$3.01	01/09/2012
	28,358	—	$4.32	01/11/2013
	17,014	—	$11.09	01/10/2014
	14,745	—	$12.78	01/18/2015
	9,438	2,359	$16.76	01/11/2016
	8,349	5,566	$15.99	01/16/2017
	10,780	16,170	$10.67	01/30/2018
	2,450	9,800	$4.31	01/28/2019

Richard B. Anderson, Jr.	31,012	—	$1.54	01/10/2011
	28,358	—	$3.01	01/09/2012
	22,687	—	$4.32	01/11/2013
	12,760	—	$11.09	01/10/2014
	11,343	—	$12.78	01/18/2015
	7,260	1,815	$16.76	01/11/2016
	5,263	3,509	$15.99	01/16/2017

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date
	6,556	9,834	$10.67	01/30/2018
	1,490	5,960	$4.31	01/28/2019

William K. Beauchesne (1)	26,581	—	$3.01	01/09/2012
	22,687	—	$4.32	01/11/2013
	12,760	—	$11.09	01/10/2014
	11,343	—	$12.78	01/18/2015
	7,260	1,815	$16.76	01/11/2016
	4,356	2,904	$15.99	01/16/2017
	5,390	8,085	$10.67	01/30/2018
	1,225	4,900	$4.31	01/28/2019

Patricia M. Ostrander	4,428	—	$1.54	01/10/2011
	7,088	—	$3.01	01/09/2012
	8,506	—	$4.32	01/11/2013
	5,670	—	$11.09	01/10/2014
	6,805	—	$12.78	01/18/2015
	4,356	1,089	$16.76	01/11/2016
	3,085	2,057	$15.99	01/16/2017
	3,788	5,683	$10.67	01/30/2018
	861	3,444	$4.31	01/28/2019

Steven A. Reeder	11,797	—	$13.77	06/16/2015
	5,082	1,270	$16.76	01/11/2016
	3,630	2,420	$15.99	01/16/2017
	4,661	6,993	$10.67	01/30/2018
	1,059	4,239	$4.31	01/28/2019

(1)

Mr. Beauchesne passed away on February 22, 2011. These options, granted under the 1998 Stock Option Plan, vested at the time of his death and may be exercised by his decedent(s) or estate by the earlier of two years from the date of his death or the expiration of the options.

All of these stock options were granted under the 1998 Stock Option Plan. None of the awards are subject to performance conditions or other vesting requirement other than continued employment. Awards granted in 2001 and 2002 (i.e., those awards expiring in 2011 and 2012) vest in three equal annual installments commencing on the first anniversary the date of grant. Awards made after 2002 (i.e., those awards expiring in 2013 and after) vest in five equal annual installments commencing on the first anniversary of the date of grant. In December 2005, in connection with the implementation of a new accounting standard regarding the recognition of compensation expense with respect to option awards, the Board of Directors accelerated the vesting of all options that were unvested as of December 15, 2005, resulting in the avoidance of future option expense with respect to such awards.

Options Exercised and Stock Vested in 2010

The following table sets forth information regarding options exercised by the named executive officers during 2010, and the amount realized upon such exercises, based on the difference between the market value on the exercise date and the exercise price.

	Aggregated Option Exercises in Last Fiscal Year
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise

Peter A. Converse	97,479	$228,315

Richard B. Anderson, Jr.	29,242	$68,929

William K. Beauchesne	25,500	$105,879

Patricia M. Ostrander	4,865	$11,395

Steven A. Reeder	—	—

None of the named executive officers held restricted stock that vested during 2010.

Employee Benefit Plans

The Company provides all officers and full-time employees with group life and medical and dental insurance coverage. With the exception of all of the executive officers, all employees pay a portion of the premium costs of medical and dental insurance.

401(k) Plan. The Bank maintains a 401(k) defined contribution plan (the “Plan”). Employees who are at least 21 years of age, have completed at least ninety days of continuous service with the Bank and have completed at least 1,000 hours of work during any Plan year are eligible to participate in the Plan. Under the Plan, a participant may contribute up to 15% of his or her compensation for the year, subject to certain limitations. The Bank may also make, but is not required to make, a discretionary contribution for each participant. The amount of such contribution, if any, is determined on an annual basis by the Board of Directors. Contributions by the Bank totaled $330,852 for the fiscal year ended December 31, 2010.

Nonqualified Deferred Compensation Plan. On November 22, 2006, the Board of Directors of the Bank approved the adoption of the Nonqualified Deferred Compensation Plan for directors and key management employees of the Company, the Bank and their affiliates. Participation in the plan is available to members of the Board of Directors and a select group of management or highly compensated employees of the Company, the Bank and their affiliates, including each named executive officer disclosed in this proxy statement. Under the plan, participants who are directors may defer on a pre-tax basis up to 100% of their director fees, and participants who are employees may defer on a pre-tax basis up to 80% of their base compensation and 80% of bonus or commissions. Under the plan, the Bank has no obligation to make contributions for the benefit of participants, although it has discretion to make contributions for the benefit of one or more participants. No named executive officers have deferred any amounts under the plan.

The deferred compensation accounts are fully vested to the extent they consist of amounts attributable to deferrals by the participants, but may be subject to a vesting schedule to the extent that they consist of amounts, if any, attributable to discretionary contributions by the Bank. The deferred compensation accounts are credited with earnings or losses based upon investment elections that the participants make from among various measurement funds designated by the Bank. The plan is unfunded and the deferred compensation account balances are general obligations of the Bank.

At the time deferral elections are made, participants may choose when the amounts they defer will be paid to them. Distributions of amounts deferred under the plan upon a participant’s retirement are payable in installments or in a lump sum, at the participant’s option; distributions for reasons other than retirement are generally payable in a lump sum. Elections may be changed, subject to the provisions of the plan, and, in limited circumstances such as unforeseeable financial emergency, distributions may be made early.

Equity Compensation Plans.

The Company’s 2010 Equity Plan (the “2010 Equity Plan”) was approved by the Board of Directors and the stockholders, and became effective March 2, 2010. The purposes of the 2010 Equity Plan are to (a) promote the long-term success of the Company and to increase stockholder value by providing employees and directors with incentives to contribute to the long-term growth and profitability of the Company and (b) assist the Company in attracting, retaining and motivating highly qualified employees.

Prior to adoption of the 2010 Equity Plan, the Company maintained the 1998 Stock Option Plan, which was originally approved by stockholders of the Bank in 1998, was assumed by the Company in connection with the reorganization into the holding company structure in 1999 and amended in 2007. In connection with stockholder approval of the 2010 Equity Plan, no new awards will be granted under the 1998 Stock Option Plan after March 2, 2010. Awards previously granted under the 1998 Stock Option Plan remain outstanding in accordance with their terms, but none of the remaining shares of common stock authorized under the 1998 Stock Option Plan were transferred to the 2010 Equity Plan. In addition, awards under the 1998 Stock Option Plan that are forfeited or expire without being exercised will not be available for awards under the 2010 Equity Plan.

As of March 16, 2011, there were options to purchase an aggregate of 1,544,789 (as adjusted for stock dividends) shares of common stock outstanding under the 1998 Stock Option Plan, at exercise prices ranging from $1.54 to $19.62 per share, expiring no later than January 2020. As of March 16, 2011, there were options to purchase an aggregate of 174,327 shares of common stock outstanding under the 2010 Equity Plan, at exercise prices ranging from $5.12 to $6.65 per share, expiring no later than January 2021. There were also 38,748 shares of restricted stock outstanding under the 2010 Equity Plan

In January 2011, options to purchase 165,577 shares of common stock, at an exercise price of $6.06 per share, were granted to fifty-nine officers and 17,033 shares of restricted stock were granted to five officers under the 2010 Equity Plan.

1998 Stock Option Plan

Options under the 1998 Stock Option Plan could be either incentive stock options (“ISOs”) as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or options that are not ISOs (“Non-ISOs”). Awards to non-employee directors could consist only of Non-ISOs. The 1998 Stock Option Plan is administered by the Personnel and Compensation Committee.

Prior to March 2, 2010, the Personnel and Compensation Committee had the authority to select the recipients of stock options and to establish the terms of option awards, subject to the provisions of the 1998 Stock Option Plan. Generally the term of an option granted under the plan would not exceed ten years from the date of grant and the exercise price would be no lower than the fair market value of a share of the Company’s common stock on the date of grant. Options granted under the 1998 Stock Option Plan may be exercised in whole or in part and generally are not transferable except upon the death of a participant or in connection with a “qualified domestic relations order” within the meaning of Section 414(p) of the Code. Outstanding and unexercised options held by a participant at his death are immediately exercisable by the participant’s transferee under the terms of such options up to the earlier of 24 months after death or the expiration of the option. In the event of any merger, consolidation, recapitalization, reorganization, reclassification, stock dividend, stock split, combination or subdivision of shares, or similar event in which the number or kind of shares is changed without receipt or payment of consideration by the Company, the Personnel and Compensation Committee will adjust both the number and kind of shares of stock as to which options may be awarded under the 1998 Stock Option Plan, the affected terms (including exercise price) of all outstanding options and the aggregate number of shares of common stock remaining available for grant under the 1998 Stock Option Plan.

In the absence of Personnel and Compensation Committee action to the contrary: (A) an otherwise unexpired ISO, or a Non-ISO granted to an employee, shall cease to be exercisable upon (i) an employee’s termination of employment for “just cause” (as defined in the 1998 Stock Option Plan), (ii) the date three months after an employee terminates service for a reason other than just cause, death, or disability, or (iii) the date one year after an employee terminates service due to disability, or two years after termination of such service due to his death; (B) an unexpired Non-ISO granted to a non-employee director shall be exercisable at any time (but not later than the date on which the Non-ISO would otherwise expire). Notwithstanding the provisions of any option which provide for its exercise in installments as designated by the Personnel and Compensation Committee, such option shall become immediately exercisable upon the optionee’s death or permanent and total disability. Notwithstanding the provisions of any award which provides for its exercise or vesting in installments, but subject to the TARP Standards’ restriction on accelerated vesting applicable to the named executive officers and the next five most highly compensated employees, on the date of a change in control, all options issued under the 1998 Stock Option Plan shall be immediately exercisable and fully vested. At the time of a change in control, the optionee shall, at the discretion of the Personnel and Compensation Committee, be entitled to receive cash in an amount equal to the excess of the fair market value of the common stock subject to such option over the exercise price of such shares, in exchange for the cancellation of such options by the optionee.

For purposes of the 1998 Stock Option Plan, “change in control” means any one of the following events: (1) the acquisition of ownership of, holding or power to vote more than 51% of the Company’s voting stock; (2) the acquisition of the power to control the election of a majority of the Company’s directors; (3) the exercise of a controlling influence over the management or policies of the Company by any person or by persons acting as a group within the meaning of Section 13(d) of the Exchange Act; or (4) the failure during any period of two consecutive years, of individuals who at the beginning of such period constitute the Board of Directors of the Company (the “Continuing Directors”) for any reason to constitute at least two-thirds thereof, provided that any individual whose election or nomination for election as a member of the Board was approved by a vote of at least two-thirds of the Continuing Directors then in office shall be considered a Continuing Director. For purposes of defining “change in control,” the term “person” refers to an individual or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed. The decision of the Personnel and Compensation Committee as to whether a change in control has occurred shall be conclusive and binding.

2010 Equity Plan

The 2010 Equity Plan provides for the grant of awards in the form of stock options (ISOs or Non-ISOs), stock appreciation rights, restricted and unrestricted stock, performance units and other awards to directors and employees, except that ISOs may only be granted to employees. The Company’s Personnel and Compensation Committee administers the 2010 Equity Plan and has the authority to determine the terms and conditions of each award thereunder.

Generally the term of an option granted under the plan will not exceed ten years from the date of grant and the exercise price will be no lower than the fair market value of a share of the Company’s common stock on the date of grant. To date, options granted under the 2010 Equity Plan vest over five years and expire ten years from the grant date, and restricted stock granted under the 2010 Equity Plan vests over five years, subject to certain limitations required under the TARP Standards.

Unless the Personnel and Compensation Committee determines otherwise, no award granted under the 2010 Equity Plan will be transferable for any reason other than by will or by the laws of descent and distribution. During the lifetime of the participant, a stock option, stock appreciation right or similar-type of award will be exercisable only by the participant or by a permitted transferee to whom such stock option, stock appreciation right or other award has been transferred by will or by the laws of descent and distribution.

The 2010 Equity Plan provides that if a participant’s employment is terminated for cause (as defined in the plan), all vested but unexercised and earned but unpaid awards will terminate, be forfeited and revert to the 2010 Equity Plan. If a participant ceases to be an employee of the Company for reasons other than cause, the participant’s award may be exercised to the extent the award is vested within the period of time specified in the award document or, if no time is specified, within three months following the termination. If a participant ceases to be an employee because of disability or death, the participant’s award becomes fully vested, may be exercised within the period of time specified in the award document or, if no time is specified, within twelve months. If the participant does not exercise the vested portion of the award within the required period of time, the vested shares will be forfeited and revert to the 2010 Equity Plan. If on the date of termination, any portion of an award is not earned or not vested, that portion of the award will be forfeited and revert to the 2010 Equity Plan.

The 2010 Equity Plan provides that upon a change in control of the Company (as defined in the plan), a participant will fully vest in and have the right to exercise any stock option and stock appreciation right as to all of the common stock under the award, including shares as to which the participant would not otherwise be vested or exercisable, and all restrictions and conditions, including any vesting requirements, of any stock award and restricted stock held by a participant will lapse. Except as otherwise specified in the applicable award document, in the event of a change in control, the Personnel and Compensation Committee may, in its discretion, provide for (i) all performance units and any other awards held by a participant to be deemed fully earned, (ii) the settlement of any award by the Company for an amount of cash equal to the amount which could have been obtained upon the exercise of the award or realization of a participant’s rights had the award been currently exercisable or payable, (iii) cause any award then outstanding to be assumed, or substituted, by the acquiring or surviving corporation in such change in control, or (iv) make such adjustment to any award then outstanding as the Personnel and Compensation Committee deems appropriate. Where an award being changed is an ISO or is subject to Section 409A of the Code, no changes will be made that would negatively impact the tax status of the award.

To date, options granted under the 2010 Equity Plan provide for accelerated vesting of the unvested portion of the option upon a change in control of the Company or upon cessation of employment because of death or disability. Restricted stock granted under the 2010 Equity Plan, other than restricted stock that is limited to comply with the TARP Standards, provides for accelerated vesting of the unvested shares upon a change in control of the Company, upon the cessation of employment or Board service because of death or disability, upon retirement with the consent of the Board at or after age 65 and five years of service, upon termination of employment by the Company, not for cause, after five years of employment or termination of Board service with the consent of the Board after five years of service.

For purposes of the 2010 Equity Plan, unless otherwise defined in the award document, “cause” is defined as the termination of the participant’s employment as a result of: (i) an act dishonesty undertaken and intended to result in gain or personal enrichment, (ii) persistent failure to perform duties and obligations that is not remedied in a reasonable period of time after receipt of written notice, (iii) violation of confidentiality or proprietary information obligations to or agreements, (iv) use, sale or distribution of illegal drugs on the employer’s premises, (v) threatening, intimidating or coercing or harassing fellow employees, or (vi) the conviction of a felony.

For purpose of the 2010 Equity Plan, “change in control” is defined as a (i) business combination, (ii) the acquisition by a beneficial owner, directly or indirectly, of 50% or more of the combined voting power of the outstanding shares of capital stock of the Company’s then outstanding securities with respect to the election of the directors, or (iii) during any period of three consecutive years, individuals who, at the beginning of such period, constitute the Board of Directors (the “Incumbent Board”) cease to constitute at least a majority of the Board of Directors, provided that any person becoming a director subsequent to March 2, 2010 whose election, or a nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of any individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors) shall be, for these purposes, considered as though such person were a member of the Incumbent Board.

If the outstanding shares of common stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, extraordinary dividend, split-up, spin-off, combination, exchange of shares, or similar event, an appropriate and proportionate adjustment will be made by the Personnel and Compensation Committee to the number and kind of shares authorized for issuance under the 2010 Equity Plan, including the maximum number of shares available under the special limits provided for in the 2010 Equity Plan, as well as to the number and class of shares of common stock subject to each outstanding award, and the exercise price of any outstanding award, in order to retain the economic value or opportunity of such award. Where an award being adjusted is an ISO or is subject to Section 409A of the Code, no changes will be made that would negatively impact the tax status of the award.

PROPOSAL 2 - NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The EESA, as amended by the ARRA, includes a provision requiring TARP participants to permit a separate stockholder vote at each annual meeting held during the TARP Period to approve the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the SEC. As a result, the Company is providing stockholders with the opportunity to cast a non-binding advisory vote at the meeting to approve the compensation of the Company’s executives. This proposal, commonly known as a “Say-on-Pay” proposal, gives stockholders the opportunity to endorse or not endorse our executive pay program through the following resolution:

RESOLVED, that the stockholders approve the overall executive compensation policies and procedures employed by the Company, as described in “Compensation Discussion and Analysis” and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement for the 2011 Annual Meeting.

Because this vote is advisory, it will not be binding upon the Board of Directors. However, the Personnel and Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. Under the EESA, as amended by ARRA, the vote may not be construed as overruling a decision by the Board of Directors, or to create or imply any additional fiduciary duty by the Board.

Stockholders are encouraged to read the section of this proxy statement entitled “Compensation Discussion and Analysis” as well as the tabular disclosure regarding named executive officer compensation, together with the accompanying narrative disclosure.

Vote Required

The affirmative vote of a majority of the votes cast on the proposal is required to approve this proposal. Proxies received by the Company and not revoked prior to or at the meeting will be voted in favor of this non-binding proposal unless otherwise instructed by the stockholder.

We believe our compensation policies are strongly aligned with the long term interests of the Company and its stockholders. As such, the Board of Directors recommends that stockholders vote FOR approval of this non-binding advisory resolution.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of the common stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC, and to provide the Company with copies of all Forms 3, 4, and 5 they file.

Based solely upon the Company’s review of the copies of the forms which it has received and written representations from the Company’s directors and executive officers, the Company is not aware of any failure of any such person to comply with the requirements of Section 16(a) except that a Form 5 reporting one transaction for Mr. Walters in 2009 was not filed in a timely manner, a Form 4 reporting two transactions for Mr. Beauchesne in 2010 was not filed in a timely manner and the Form 3 filed for Mr. Coombe inadvertently omitted a holding that was subsequently reported by amendment.

PROPOSAL 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTANT

The Audit Committee has appointed the independent registered public accounting firm of Yount, Hyde & Barbour to audit the accounts of the Company for the fiscal year ending December 31, 2011. Yount, Hyde & Barbour also audited the Company’s financial statements for the year ended December 31, 2010. Representatives of Yount, Hyde & Barbour are expected to be present at the meeting and available to respond to appropriate questions. The representatives also will be provided with an opportunity to make a statement, if they desire. In the event that the appointment of Yount, Hyde & Barbour is not ratified by stockholders, the Audit Committee will consider making a change in the independent registered public accountant for 2012.

Vote Required

The affirmative vote of a majority of the votes cast on the proposal is required to approve this proposal. Proxies received by the Company and not revoked prior to or at the meeting will be voted in favor of this proposal unless otherwise instructed by the stockholder.

The Board of Directors recommends that stockholders vote FOR ratification of the appointment of Yount, Hyde & Barbour as the Company’s independent registered public accountant for the fiscal year ending December 31, 2011.

PRINCIPAL ACCOUNTANT FEES

Audit Fees. The aggregate amount of fees billed to the Company by Yount, Hyde and Barbour for 2010 for services rendered by it for the audit of the Company’s financial statements and review of financial statements included in the Company’s reports on Form 10-K and 10-Q, and for services normally provided in connection with statutory and regulatory filings, was $222,750. Yount, Hyde & Barbour billed $159,850 for such services for 2009. This category includes fees for services necessary to perform the audit in accordance with the standards of the Public Company Accounting Oversight Board, and things such as consents and assistance with and review of documents filed with the SEC, and the audit of the Company’s internal control over financial reporting.

Audit–Related Fees. During 2010, the aggregate amount of fees billed to the Company by Yount, Hyde and Barbour for assurance and related services reasonably related to the performance of the audit services rendered by it, and for consultation, was $12,770. In 2009, Yount, Hyde & Barbour billed $11,000 for such services. For both 2010 and 2009 this category included an employee benefit plan audit.

Tax Fees. During 2010, the aggregate amount of fees billed to the Company by Yount, Hyde and Barbour for tax advice, compliance and planning services was $9,750. In 2009, Yount, Hyde & Barbour billed $9,500 for such services. For both years fees were limited to the preparation of federal and state tax returns for the Company and its subsidiary trusts.

All Other Fees. During 2010 and 2009, there were no other fees billed to the Company by Yount, Hyde and Barbour.

None of the engagements of Yount, Hyde & Barbour to provide services other than audit services was made pursuant to the de minimis exception to the pre-approval requirement contained in the rules of the SEC and the Company’s Audit Committee charter.

FORM 10-K ANNUAL REPORT

The Company will provide to any stockholder solicited hereby, without charge, a copy of its Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC, upon written request. Requests should be directed to Krista DiVenere, Assistant Controller, Virginia Commerce Bank, 14201 Sullyfield Circle, Suite 500, Chantilly, Virginia 20151.

OTHER MATTERS

Management is not aware of any matters to be presented for action by stockholders at the meeting other than Proposals 1, 2 and 3 referred to above. If, however, any other matters not now known are properly brought before the meeting or any adjournment thereof, the persons named in the accompanying proxy will vote such proxy in accordance with their best judgment on such matters.

STOCKHOLDER PROPOSALS

All proposals of stockholders to be presented for consideration at the next annual meeting and included in the Company’s proxy materials must be received by the Company no later than November 25, 2011. Any such proposals must meet the requirements of Rule 14a-8 under the Securities Exchange Act of 1934. The Company must receive written notice of any other matter (other than a director nomination) to be acted upon at the next annual meeting, for which inclusion in the Company’s proxy materials is not sought, by February 8, 2012. The Company must receive written notice of any director nomination to be acted upon at the next annual meeting by January 28, 2012, and such notice must also comply with the Company’s bylaws.

By Order of the Board of Directors

VIRGINIA COMMERCE BANCORP, INC.

Kenneth R. Lehman, Secretary

March 16, 2011

☒ PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY VIRGINIA COMMERCE BANCORP, INC.

This proxy is solicited on behalf of the Board of Directors.
The undersigned hereby makes, constitutes and appoints W. Douglas Fisher, David M. Guernsey and Arthur L. Walters, and each of them (with the power of substitution), proxies for the undersigned to represent and to vote, as designated below, all shares of common stock of Virginia Commerce Bancorp, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Company’s Annual Meeting of Stockholders to be held on April 27, 2011 and at any adjournment or postponement thereof.	1.	Election of Directors.

☐ FOR all nominees listed below (except as noted to the contrary below)

☐ WITHHOLD AUTHORITY to vote for all nominees listed below

Nominees: Leonard Adler; Michael G. Anzilotti; Thomas E. Burdette; Peter A. Converse; W. Douglas Fisher; David M. Guernsey; Kenneth R. Lehman; Norris E. Mitchell; and Todd A. Stottlemyer

(Instructions: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

	2.	The non-binding, advisory proposal to approve the Company’s executive compensation.
		☐	FOR	☐	AGAINST	☐	ABSTAIN
	3.	The ratification of the appointment of Yount, Hyde & Barbour, P.C. as the Company’s independent registered public accountant for the fiscal year ending December 31, 2011.

		☐	FOR	☐	AGAINST	☐	ABSTAIN

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR all of the nominees listed above, FOR the proposal to approve the Company’s executive compensation and FOR the proposal to ratify the appointment of Yount, Hyde & Barbour, P.C. as the Company’s independent registered public accountant . In addition, this proxy will be voted at the discretion of the proxy holder(s) in accordance with their best judgment upon any other matter which may properly come before the meeting or any adjournment or postponement of the meeting.

Important: Please date and sign your name as addressed, and return this proxy in the enclosed envelope. When signing as executor, administrator, trustee, guardian, etc., please give full title as such. If the stockholder is a corporation, the proxy should be signed in the full corporate name by a duly authorized officer whose title is stated.

Please check box if you plan to attend the Annual Meeting. ☐

Please be sure to sign and date this proxy in the box below.	Date
Stockholder sign above (Co-holder, if any, sign above)

Detach above card, sign, date and mail in postage paid envelope provided.

VIRGINIA COMMERCE BANCORP, INC.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.